Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION
OF
REPLIDYNE, INC.
     REPLIDYNE, INC. (“Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:
     FIRST: The name of the Corporation is Replidyne, Inc. A Certificate of Incorporation of the Corporation originally was filed by the Corporation with the Secretary of State of Delaware on December 6, 2000.
     SECOND: This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law, and was approved by written consent of the stockholders of the Corporation given in accordance with the provisions of Section 228 of the Delaware General Corporation Law (prompt notice of such action having been given to those stockholders who did not consent in writing).
     THIRD: The text of the Certificate of Incorporation of the Corporation is hereby restated and amended to read in its entirety as follows:
ARTICLE 1
NAME
     The name of the corporation is Replidyne, Inc.
ARTICLE 2
PURPOSE
     The Corporation is organized to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.
ARTICLE 3
CAPITAL STOCK
     Authorization. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 203,862,226, consisting of 88,862,226 shares of Preferred Stock (the “Preferred Stock”) 13,140,000 shares of which shall be designated as Series A Convertible Redeemable Preferred Stock, par value $.01 per share (the “Series A Stock”), 4,000,000 shares

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of which shall be designated as Series B Convertible Preferred Stock, par value $.01 per share (the “Series B Stock”), 37,000,004 shares of which shall be designated as Series C Convertible Redeemable Preferred Stock, par value $.01 per share (the “Series C Stock”), 34,722,222 shares of which shall be designated as Series D Convertible Redeemable Preferred Stock, par value $0.001 per share (the “Series D Stock”), and 115,000,000 shares of Common Stock, par value $.001 per share (the “Common Stock”).
     PART A. PREFERRED STOCK
     A.1 Designation and Amount. The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Series A Stock, Series B Stock, Series C Stock and Series D Stock shall be as set forth herein. The number of designated shares of the Series A Stock is 13,140,000. The number of designated shares of Series B Stock is 4,000,000. The number of designated shares of Series C Stock is 37,000,004. The number of designated shares of Series D Stock is 34,722,222.
     A.2 Dividend Provisions.
          A.2(a) The holders of shares of Preferred Stock shall be entitled to receive, when and as declared or paid by the Board of Directors of the Corporation (the “Board”) on any shares of Preferred Stock, out of funds legally available for that purpose, dividends at the rate of 8% per annum of the applicable Original Purchase Price (as defined in Section A.7 hereof) and which will accrue on a daily basis commencing, with respect to the Series A Stock, on February 20, 2002, with respect to the Series B Stock, on June 4, 2003, with respect to the Series C Stock, on April 28, 2004 and, with respect to the Series D Stock, on the date that the applicable share(s) of Series D Stock is issued, prior in right to the payment of dividends and other distributions (whether in cash, property or securities of the Corporation, including subscription or other rights to acquire securities of the Corporation) on any other class or series of securities of the Corporation. Dividends hereunder shall be payable, as accrued, in accordance with Sections A.3(b)(i), A.3(b)(ii) or A.3(c), as applicable, on any Liquidation (as hereinafter defined), in accordance with Section A.3(f)(ii) upon any Event of Sale (as hereinafter defined), in accordance with Section A.4(a) upon any Redemption Date (as hereinafter defined) or in accordance with Section A.6(b)(iii) upon the conversion of the Preferred Stock into Common Stock.
Notwithstanding anything to the contrary contained herein, if the funds of the Corporation shall be insufficient to pay to the holders of Preferred Stock the full amount of accrued dividends to which each of them shall be entitled, then such funds shall be distributed first among the holders of Series D Stock at the time outstanding (the “Series D Stockholders”), ratably in proportion to the full amounts to which they would otherwise be respectively entitled; thereafter, any remaining funds shall be distributed among the holders of the remaining series of Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be entitled.

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Except as specifically otherwise provided herein, dividends payable upon conversion of the Preferred Stock into Common Stuck shall be payable, at the sole discretion of the Board in cash or in shares of Common Stock based on the fair market value of such Common Stock determined in accordance with Section A.6(d)(vii), unless such dividends are payable upon conversion of shares of Preferred Stock in connection with a firm commitment underwritten public offering of Common Stock of the Corporation registered under the Securities Act of 1933, as amended, in which case such dividends shall be payable only in Common Stock and the fair market value of the Common Stock shall be deemed to be the price at which such shares are offered to the public.
Subject to the right of the Series D Stockholders to first receive dividends on the Series D Stock, whenever any dividend may be declared or paid on any shares of Preferred Stock, the Board shall also declare and pay a dividend on the same terms, at the same rate and in like kind upon each other share of the Preferred Stock then outstanding, so that all outstanding shares of Preferred Stock will participate equally with each other ratably per share (calculated as provided in Section A.2(b) hereof). Subject to the right of the Series D Stockholders to first receive dividends on the Series D Stock, whenever any dividend, whether in cash or property or in securities of the Corporation (or subscription or other rights to purchase or acquire securities of the Corporation), may be declared or paid on: (i) any shares of the Common Stock, the Board shall also declare and pay a dividend on the same terms, at the same rate and in like kind upon each share of the Preferred Stock then outstanding so that all outstanding shares of Preferred Stock will participate in such dividend ratably with such shares of Common Stock (calculated as provided in Section A.2(b) hereof); or (ii) any shares of Preferred Stock, without a corresponding dividend declared or paid on any other shares or series of Preferred Stock, the Board shall also declare and pay a dividend on the same terms and at the same or equivalent rate (based on the number of shares of Common Stock; into which such Preferred Stock is then convertible) on such other shares or series of Preferred Stock for which a dividend has not otherwise been declared.
          A.2(b) In connection with any dividend declared or paid hereunder, each share of Preferred Stock shall be deemed to be that number of shares (including fractional shares) of Common Stock into which it is then convertible, rounded up to the nearest one-tenth of a share. No fractional shares of capital stock shall be issued as a dividend hereunder. The Corporation shall pay a cash adjustment for any such fractional interest in an amount equal to the fair market value thereof on the last Business Day (as defined in Section A.7 hereof) immediately preceding the date for payment of dividends, as determined by the Board in good faith.
          A.2(c) The Corporation shall not, without the approval of the holders of (i) a majority of the shares of Series D Stock then outstanding (the “Required Holders”) and (ii) a majority of the shares of Series D Stock, Series C Stock and Series A Stock then outstanding voting together as a single class on an as-converted basis, distribute any cash, securities or other property with respect to any shares of capital stock or make any redemptions other than (i) dividends paid upon any Liquidation, Event of Sale, or conversion of Preferred Stock into Common Stock or paid as part of any Redemption Payment, (ii) Common Stock issued upon the conversion of any shares of Preferred Stock, (iii) redemptions of Preferred Stock pursuant to Section A.4 hereof or (iv) stock repurchases under a stock plan in the ordinary course from terminated employees which repurchase arrangements (1) have been approved by the Board, (2) do not exceed $100,000 in the aggregate in any 12-month period and (3) are not payable when there is any failure by the Corporation to make any payment as required pursuant to Section A.4 hereof.

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     A.3 Liquidation Rights.
          A.3(a) With respect to rights on Liquidation (as defined in Section A.3(b)(i) hereof), the shares of Series D Stock shall rank senior and prior to the Corporation’s shares of Series C Stock, Series B Stock and Series A Stock, which, with the Series D Stock, shall rank senior and prior to the Corporation’s Common Stock and to all other classes or series of stock issued by the Corporation, except as otherwise approved by the affirmative vote or consent of the holders of Preferred Stock pursuant to Section A.5(c).
          A.3(b)(i) In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation or an Event of Sale (as defined in Section A.3(f) below) (in any case, a “Liquidation”), the Series D Stockholders shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of Series C Stock, Series B Stock, Series A Stock, Common Stock or any other class or series of stock ranking on Liquidation junior to such Series D Stock, an amount per share equal to the Series D Original Purchase Price (as defined in Section A.7 hereof) plus an amount equal to any accrued but unpaid dividends plus any declared but unpaid dividends thereon (without compounding) pursuant to Section A.2(a) hereof. If, upon any Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Series D Stockholders the full amount as to which each of them shall be entitled, then the Series D Stockholders shall share ratably in any distribution of assets according to the amounts to which they would otherwise be respectively entitled.
          A.3(b)(ii) In the event of any Liquidation, and after the payment of the full liquidation preference set forth in Section A.3(b)(i) above shall have been made to the Series D Stockholders, the holders of shares of Series C Stock then outstanding (the “Series C Stockholders”) shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of Series B Stock or Series A Stock (together, the “Junior Preferred”), Common Stock or any other class or series of stock ranking on Liquidation junior to such Series C Stock, an amount per share equal to the Series C Original Purchase Price (as defined in Section A.7 hereof) plus an amount equal to any accrued but unpaid dividends plus any declared but unpaid dividends thereon (without compounding) pursuant to Section A.2(a) hereof. If, upon any Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Series C Stockholders the full amount as to which each of them shall be entitled, then the Series C Stockholders shall share ratably in any distribution of assets according to the amounts to which they would otherwise be respectively entitled.

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          A.3(c) In the event of any Liquidation, and after the payment of the full liquidation preference set forth in Sections A.3(b)(i) and A,3(b)(ii) above shall have been made to the Series D Stockholders and Series C Stockholders, respectively, the holders of shares of the Junior Preferred then outstanding (the “Junior Preferred Stockholders”) shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on Liquidation junior to such Junior Preferred, an amount per share equal to the Series A Original Purchase Price or Series B Original Purchase Price (each as defined in Section A.7 hereof), as applicable, plus an amount equal to any accrued but unpaid dividends plus any declared but unpaid dividends thereon (without compounding) pursuant to Section A.2(a) hereof. If, upon any Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Junior Preferred Stockholders the full amount as to which each of them shall be entitled, then the Junior Preferred Stockholders shall share ratably in any distribution of assets according to the amounts to which they would otherwise be respectively entitled.
          A.3(d) In the event of any Liquidation, after payment shall have been made to the holders of Preferred Stock (the “Preferred Stockholders”) of the full amount to which they shall be entitled pursuant to Sections A3(b)(i), A.3(b)(ii) and A.3(c), the holders of each other class or series of capital stock (other than Common Stock) ranking on Liquidation junior to such Preferred Stock (in descending order of seniority), as a class, shall be entitled to receive an amount equal (and in like kind) to the aggregate preferential amount fixed for each such junior class or series of capital stock. If, upon any Liquidation, after payment shall have been made to the Preferred Stockholders of the full amount to which they shall be entitled pursuant to Sections A.3(b)(i), A.3(b)(ii) and A.3(c), the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay a class or series of capital stock (other than the Common Stock) junior to the Preferred Stock the full amounts to which they shall be entitled pursuant to the preceding sentence, the holders of such other class or series of capital stock shall share ratably in any distribution of assets according to the amounts to which they would otherwise be respectively entitled.
          A.3(e) In the event of any Liquidation, after payments shall have been made first to the Preferred Stockholders and then to the holders of each junior class or series of capital stock (other than Common Stock) of the full amount to which they shall be entitled as aforesaid, the Preferred Stockholders as a class, shall be entitled to share ratably (calculated on an as-converted basis) with the holders of Common Stock in all remaining assets of the Corporation available for distribution to its stockholders. For purposes of calculating the amount of any payment to be paid upon any such Liquidation, each share of such Preferred Stock shall be deemed to be that number of shares (including fractional shares) of Common Stock into which it is then convertible, rounded to the nearest one-tenth of a share.
          A.3(f) An “Event of Sale” shall mean (A) the merger or consolidation of the Corporation into or with another corporation, partnership, joint venture, trust or other entity, or the merger or consolidation of any corporation into or with the Corporation (in which consolidation or merger the stockholders of the Corporation receive distributions of cash or securities as a result of such consolidation or merger in complete exchange for their shares of capital stock of the Corporation) unless, upon consummation of such merger or consolidation, the holders of voting securities of the Corporation immediately prior to such transaction continue to own directly or indirectly not less than a majority of the voting power of the surviving

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corporation (but excluding a change in the relative equity interests of the stockholders of the Corporation solely by reason of the closing of an equity financing, including the sale of shares of Series D Stock), (B) the sale or other disposition of all or substantially all the assets of the Corporation or (C) the sale or other disposition of a majority of the assets of the Corporation other than in the ordinary course of business.
     A.4 Redemption.
A.4(a) At the request of the Required Holders made at any time after July 31, 2010 (a “Series D Requesting Holder”), the Corporation shall redeem on the Redemption Date (as such term is defined in Section A.4(c) hereof), unless otherwise prevented by law, all of the shares of Series D Stock then outstanding in the manner set forth below. At the request of the holders of a majority of the shares of Series C Stock then outstanding (a “Series C Requesting Holder”), and subject to the approval of the Required Holders, made at any time after July 31, 2011, the Corporation shall redeem on the applicable Redemption Date, unless otherwise prevented by law, the shares of Series C Stock then outstanding in the manner and at the times as set forth below. At the request of the holders of a majority of the shares of Series A Stock then outstanding (a “Series A Requesting Holder” and, together with a Series D Requesting Holder and a Series C Requesting Holder, a “Requesting Holder”) made at any time after July 31, 2011, and subject to the approval of the Required Holders, the Corporation shall redeem on the applicable Redemption Date, unless otherwise prevented by law, the shares of Series A Stock in the manner and at the times as set forth below. Unless otherwise waived by the Required Holders, in no event shall any shares of Series A Stock or Series C Stock be redeemed prior to the redemption of all shares of Series D Stock pursuant to this Section A.4(a), whether or not a redemption request has been made by the Series D Requesting Holders. Any redemption made by the Corporation pursuant to this Section A.4 shall be made in cash.
The Series D Stock, Series C Stock and Series A Stock shall be redeemed at a redemption price per share equal to the Series A Original Purchase Price for such Series A Stock, plus an amount equal to any accrued but unpaid dividends plus any declared but unpaid dividends thereon (without compounding) pursuant to Section A.2(a) hereof, a redemption price per share equal to the Series C Original Purchase Price for such Series C Stock, plus an amount equal to any accrued but unpaid dividends plus any declared but unpaid dividends thereon (without compounding) pursuant to Section A.2(a) hereof, and a redemption price per share equal to the Series D Original Purchase Price for such Series D Stock, plus an amount equal to any accrued but unpaid dividends plus any declared but unpaid dividends thereon (without compounding) pursuant to Section A.2(a) hereof.
The number of shares of Series A Stock and Series C Stock to be redeemed shall be up to twenty-five percent (25%) of the Series A Stock and/or twenty-five percent (25%) of the Series C Stock owned of record by the applicable Requesting Holder at the time that such request is made, and in each subsequent year thereafter (upon the anniversary of the Redemption Date) up to twenty-five percent (25%) of the Series A Stock and/or twenty-five percent (25%) of the Series C Stock owned of record by the applicable Requesting Holder on the Redemption Date plus that number of shares of Series A Stock and/or Series C Stock, as applicable, that such Requesting Holder could have required the Corporation to have redeemed in the year or years preceding such Redemption Date pursuant to this Section A.4(a), but elected not to have redeemed.

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Each Requesting Holder who desires to have any of the Series A Stock, Series C Stock or Series D Stock, as applicable, owned of record by such Requesting Holder redeemed shall specify in a written notice to the Corporation the number of shares which such Requesting Holder elects to redeem (a “Redemption Notice”), in accordance with Section A.4(c) hereof.
The total sum payable per share of Series A Stock, Series C Stock or Series D Stock, as applicable, on the Redemption Date or on the subsequent anniversaries of the Redemption Date, as the case may be, is hereinafter referred to as the “Redemption Price,” and the payment to be made on the Redemption Date is hereinafter referred to as the “Redemption Payment”.
No shares of Series A Stock, Series C Stock or Series D Stock converted prior to a Redemption Date into Common Stock shall be subject to redemption on such Redemption Date.
          A.4(b) On and after the Redemption Date, all rights of any Requesting Holder with respect to those shares of Series A Stock, Series C Stock or Series D Stock, as applicable, being redeemed by the Corporation pursuant to Section A.4(a), except the right to receive the Redemption Price per share of Series A Stock, Series C Stock or Series D Stock, as applicable, as hereinafter provided, shall cease and terminate, and such shares of Series A Stock, Series C Stock or Series D Stock, as applicable, shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation; provided, however, that, notwithstanding anything to the contrary set forth herein, (A) if the Corporation defaults in the payment of the Redemption Payment, the rights of the Requesting Holder with respect to such shares of Series A Stock, Series C Stock or Series D Stock, as applicable, shall continue until the Corporation cures such default, and (B) without limiting any other rights of a Requesting Holder, upon the occurrence of a subsequent Liquidation or Event of Sale, with respect to the shares of Series A Stock, Series C Stock or Series D Stock, as applicable, in respect of which no Redemption Payment has been received by a Requesting Holder, such Requesting Holder shall be accorded the rights and benefits set forth in Section A.3 hereof in respect of such remaining shares, as if no prior redemption request had been made.
          A.4(c) Each Requesting Holder shall send its Redemption Notice pursuant to this Section A.4 by first-class, certified mail, return receipt requested, postage prepaid, or via overnight mail by a nationally-recognized courier, to the Corporation at its principal place of business or to any transfer agent of the Corporation. Within five (5) business days after receipt of a Redemption Notice, the Corporation shall notify in writing all other Series A Stockholders of the request by a Series A Requesting Holder for the redemption of Series A Stock, all other Series C Stockholders of the request by a Series C Requesting Holder for the redemption of Series C Stock or all other Series D Stockholders of the request by a Series D Requesting Holder for the redemption of Series D Stock (the “Corporation Notice”). If any other Series A Stockholder, Series C Stockholder or Series D Stockholder, as applicable, desires to have redeemed all or any portion of the Series A Stock, Series C Stock or Series D Stock, as applicable, owned of record by such Series A Stockholder, Series C Stockholder or Series D Stockholder, each such Series A Stockholder, Series C Stockholder or Series D Stockholder, as

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applicable, shall send a Redemption Notice to the Corporation postmarked within five (5) business days after the receipt of the Corporation Notice, and such Series A Stockholder, Series C Stockholder or Series D Stockholder, as applicable, shall be deemed to be a Requesting Holder. On the twentieth (20th) business day following the date upon which the Corporation received the first Redemption Notice from a Requesting Holder, the Corporation shall pay each Requesting Holder the applicable Redemption Price pursuant to the terms of Section A.4(a), provided that the Corporation or its transfer agent has received the certificate(s) representing the shares of Series A Stock, Series C Stock or Series D Stock, as applicable, to be redeemed. Such payment date shall be referred to herein as the “Redemption Date”. Thereafter, if any Series A Stockholder, Series C Stockholder or Series D Stockholder that was not previously a Requesting Holder desires to have redeemed all or any portion of the Series A Stock, Series C Stock or Series D Stock owned of record by such Series A Stockholder, Series C Stockholder or Series D Stockholder, or any Requesting Holder desires to have redeemed additional shares of Series A Stock, Series C Stock or Series D Stock that were not covered by a previous Redemption Notice, each such Series A Stockholder, Series C Stockholder or Series D Stockholder, as applicable, shall send a Redemption Notice to the Corporation postmarked at least twenty (20) business days prior to any anniversary of the Redemption Date, and such Series A Stockholder, Series C Stockholder or Series D Stockholder, as applicable, shall thereafter be deemed to be a Requesting Holder. On each anniversary of the Redemption Date following such timely notice, the Corporation shall pay each such Requesting Holder, together with each original Requesting Holder whose requested shares have not yet been fully redeemed, the applicable Redemption Price for the shares of Series A Stock. Series C Stock or Series D Stock, as applicable, requested to be redeemed, subject to any limitation set forth in Section A.4(a) hereof and pursuant to any other applicable terms set forth in Sections A.4(a) and A.4(c) hereof.
If, on the Redemption Date, less than all the shares of Series A Stock, Series C Stock or Series D Stock, as applicable, requested to be redeemed may be legally redeemed by the Corporation, the redemption of such Series A Stock, Series C Stock or Series D Stock, as applicable, shall be made (a) first pro rata to the holders of Series D Stock based upon the aggregate Redemption Price to be received by each such holder of Series D Stock until all of the holders of Series D Stock have been paid with respect to their shares of Series D Stock and (b) thereafter pro rata to the holders of Series A Stock and Series C Stock based upon the aggregate Redemption Price to be received by each such holder of Series A Stock and Series C Stock, as applicable, for all shares of Preferred Stock requested to be redeemed by each Requesting Holder thereof, subject to any limitation set forth in Section A.4(a) hereof, if applicable. Any shares of Series A Stock, Series C Stock or Series D Stock, as applicable, not redeemed shall be redeemed, at the holder’s election, on any date following such Redemption Date on which the Corporation may lawfully redeem such shares, again subject to any limitation set forth in this paragraph and in Section A.4(a). The Corporation shall redeem (unless otherwise prevented by law) the shares of Series A Stock, Series C Stock or Series D Stock, as applicable, being redeemed by each Requesting Holder on the Redemption Date and the Corporation shall promptly advise each Requesting Holder of such Redemption Date or of the relevant facts applicable thereto preventing such redemption. Upon redemption of only a portion of the number of shares covered by a Series A Stock, Series C Stock or Series D Stock certificate, the Corporation shall issue and deliver to or upon the written order of the holder of such Series A Stock, Series C Stock or Series D Stock certificate, as applicable, at the expense of the Corporation, a new certificate covering the

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number of shares of the Series A Stock, Series C Stock or Series D Stock representing the unredeemed portion of the Series A Stock, Series C Stock or Series D Stock certificate, which new certificate shall entitle the holder thereof to all the rights, powers and privileges of a holder of such shares.
          A.4(d) Shares of the Series A Stock, Series C Stock and Series D Stock are not subject to or entitled to the benefit of any sinking fund.
     A.5 Voting.
          A.5(a) In addition to any other rights provided for herein or by law, the Preferred Stockholders shall be entitled to vote, together with the holders of Common Stock (“Common Stockholders”) as one class, on all matters as to which Common Stockholders shall be entitled to vote, in the same manner and with the same effect as such Common Stockholders. In any such vote, each share of Preferred Stock shall entitle the holder thereof to the number of votes per share that equals the number of shares of Common Stock (including fractional shares) into which each such share of Preferred Stock is then convertible, rounded up to the nearest one-tenth of a share.
          A.5(b)(i) In addition to the rights specified in Section A.5(a), the holders of a majority in voting power of the Series D Stock, voting as a separate class, shall have the exclusive right to elect one (1) member of the Board, which individual shall serve as an independent member of the Board and which shall be nominated by the governance committee of the Board and approved by MDS Entities (as defined in the Fourth Amended and Restated Stockholders’ Agreement dated on or about August 17, 2005) who hold Preferred Stock of the Company, Och-Ziff Capital Management, HealthCare Investment Partners and Duquesne Capital Management, LLC or any of their respective affiliates (the “Series D Director”).
In addition to the rights specified in Section A.5(a), the holders of a majority in voting power of the Series C Stock, voting as a separate class, shall have the exclusive right to elect three (3) members of the Board, one (1) of whom must be designated by Texas Pacific Group Ventures, L.P. (the “TPGV Director”), one of whom must be designated by Morgenthaler Partners, VII, L.P. (the “Morgenthaler Director”) and one (1) of whom must be designated by the holders of a majority of the shares of Series C Stock issued on April 28, 2004 other than those shares held by Texas Pacific Group Ventures, L.P., HealthCare Ventures VI, L.P., HealthCare Ventures VIII, L.P., Morgenthaler Partners, VII, L.P. and Sequel Limited Partnership III, and their respective affiliates (the “Other Series C Director,” together with the TPGV Director and the Morgenthaler Director, the “Series C Directors”).
In addition to the rights specified in Section A.5(a), the holders of a majority in voting power of the Series A Stock, voting as a separate class, shall have the exclusive right to elect two (2) members of the Board, one (1) of whom must be designated by HealthCare Ventures VI, L.P. or HealthCare Ventures VIII, L.P. (the “HCV Director”) and one (1) of whom must be designated by Sequel Limited Partnership III (the “Sequel Director,” together with the HCV Directors, the “Series A Directors,” and together with the Series D Director and Series C Directors, the “Preferred Directors”).

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In addition to the rights specified in Section A.5(a), the holders of a majority in voting power of the Common Stock, voting as a separate class, shall have the exclusive right to elect one (1) member of the Board, who must be the then-current Chief Executive Officer of the Corporation (or President if there is no Chief Executive Officer then serving) (the “Common Director”).
In any election of Preferred Directors pursuant to this Section A.5(b), each Series D Stockholder shall be entitled to one vote for each share of the Series D Stock held, each Series C Stockholder shall be entitled to one vote for each share of the Series C Stock held and each Series A Stockholder shall be entitled to one vote for each share of the Series A Stock held, and no Preferred Stockholder shall be entitled to cumulate its votes by giving one candidate more than one vote per share. The exclusive voting right of the Series D Stockholders, contained in this Section A.5(b), may be exercised at a special meeting of the Series D Stockholders called as provided in accordance with the By-laws of the Corporation, at any annual or special meeting of the stockholders of the Corporation, or by written consent of such Series D Stockholders in lieu of a meeting. The exclusive voting right of the Series C Stockholders, contained in this Section A.5(b), may be exercised at a special meeting of the Series C Stockholders called as provided in accordance with the By-laws of the Corporation, at any annual or special meeting of the stockholders of the Corporation, or by written consent of such Series C Stockholders in lieu of a meeting. The exclusive voting right of the Series A Stockholders, contained in this Section A.5(b), may be exercised at a special meeting of the Series A Stockholders called as provided in accordance with the By-laws of the Corporation, at any annual or special meeting of the stockholders of the Corporation, or by written consent of such Series A Stockholders in lieu of a meeting. The exclusive voting right of the Common Stockholders, contained in this Section A.5(b), may be exercised at a special meeting of the Common Stockholders called as provided in accordance with the By-laws of the Corporation, at any annual or special meeting of the stockholders of the Corporation, or by written consent of such Common Stockholders in lieu of a meeting. The directors elected pursuant to this Section A.5(b) shall serve from the date of their election and qualification until their successors have been duly elected and qualified. The HCV Director shall have the right to sit on each committee of the Board.
          A.5(b)(ii) A vacancy in the directorships to be elected by the Series D Stockholders, Series C Stockholders or Series A Stockholders (including any vacancy created on account of an increase in the number of directors on the Board) or Common Stockholders, pursuant to Section A.5(b)(i), may be filled only by a vote at a meeting called in accordance with the By-laws of the Corporation or written consent in lieu of such meeting of (A) the holders of at least a majority in voting power of such Series D Stock, Series C Stock, Series A Stock or Common Stock, respectively, or (B) the remaining director(s) elected by the Series D Stockholders, Series C Stockholders, Series A Stockholders or Common Stockholders, respectively.
          A.5(c) The Corporation shall not, directly or indirectly, through a subsidiary or otherwise, without the affirmative approval of the holders of shares representing a majority of the voting power of the Preferred Stock then outstanding (determined as set forth in the second sentence of Section A.5(a) hereof), acting separately from the holders of Common Stock or any other securities of the Corporation, given by written consent in lieu of a meeting or by vote at a

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meeting called for such purpose, for which meeting or approval by written consent timely and specific notice shall have been given to each holder of such Preferred Stock, in the manner provided in the By-laws of the Corporation: (i) sell, abandon, transfer, lease or otherwise dispose of all or substantially all of its properties or assets other than in the ordinary course of its business; (ii) purchase, lease or otherwise acquire all or substantially all of the assets or capital stock of another entity; (iii) merge or consolidate with or into, or permit any subsidiary to merge or consolidate with or into, any other corporation, corporations or other entity or entities; (iv) participate (or permit any of subsidiaries to participate) in any business other than that in which the Corporation is engaged as of the date of the filing of this Restated Certificate of Incorporation; (v) voluntarily dissolve, liquidate or wind-up or carry out any partial liquidation or distribution or transaction in the nature of a partial liquidation or distribution; (vi) adopt or amend any new option plan; or (vii) except for the issuance of capital stock or other securities constituting shares of Excluded Stock (as defined in Section A.6(d)(ii) below), authorize, designate, create, issue or agree to issue any equity or debt security of the Corporation or any security, right, option or warrant convertible into, or exercisable or exchangeable for, shares of the capita] stock of the Corporation or any capitalized lease with an equity feature with respect to the capital stock of the Corporation.
          A.5(d)(i) In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series A Stock then outstanding shall be necessary to increase or decrease the designated number of shares of Series A Stock or change the voting or other powers, preferences or other special rights or privileges of the Series A Stock, set forth herein, so as to affect them adversely in a manner different from the other series of Preferred Stock.
          A.5(d)(ii) In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series B Stock then outstanding shall be necessary to increase or decrease the designated number of shares of Series B Stock or change the voting or other powers, preferences or other special rights or privileges of the Series B Stock, set forth herein, so as to affect them adversely in a manner different from the other series of Preferred Stock.
          A.5(d)(iii) In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series C Stock then outstanding shall be necessary to increase or decrease the designated number of shares of Series C Stock or change the voting or other powers, preferences or other special rights or privileges of the Series C Stock, set forth herein, so as to affect them adversely in a manner different from the other series of Preferred Stock.
          A.5(d)(iv) In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding Series D Stock then outstanding shall be necessary to increase or decrease the designated number of shares of Series D Stock or change the voting or other powers, preferences or other special rights or privileges of the Series D Stock, set forth herein, so as to affect them adversely in a manner different from the other series of Preferred Stock.

11.

     A.6 Conversion.
          A.6(a) Any Preferred Stockholder shall have the right, at any time or from time to time, to convert any or all of its Preferred Stock into that number of fully paid and non assessable shares of Common Stock for each share of Preferred Stock so converted equal to the quotient of the Series A Original Purchase Price, Series B Original Purchase Price, Series C Original Purchase Price or Series D Original Purchase Price, as applicable, for such share divided by the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable, for such share (as defined in Section A.6(d) hereof), as last adjusted and then in effect, rounded up to the nearest one-tenth of a share; provided, however, that cash shall be paid in lieu of the issuance of fractional shares of Common Stock, as provided in Section A.6(c)(ii) hereof.
          A.6(b)(i) Any Preferred Stockholder may exercise the right to convert such shares into Common Stock pursuant to this Section A.6 by delivering to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted (the “Preferred Certificates”), duly endorsed or assigned in blank to the Corporation (if required by it).
          A.6(b)(ii) Each Preferred Certificate shall be accompanied by written notice stating that such holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock. Such conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.”
          A.6(b)(iii) As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash in respect of any fractional interest in any shares of Common Stock, as provided in Section A.6(c)(ii) hereof, payable with respect to the shares so converted up to and including the Conversion Date. The amount of dividends accrued pursuant to Section A.2(a) hereof in respect of such shares of Common Stock converted shall be determined as of the Conversion Date of such shares, and shall be payable (without any interest or adjustment subsequent to the Conversion Date of such shares) on such Conversion Date.
          A.6(b)(iv) The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of Common Stock on the applicable Conversion Date, unless the transfer books of the Corporation are closed on such Conversion Date, in which event the holder shall be deemed to have become the stockholder of record on the next succeeding date on which the transfer books are open, provided that the Conversion Price shall be that Conversion Price in effect on the Conversion Date.

12.

          A.6(b)(v) Upon conversion of only a portion of the number of shares covered by a Preferred Certificate, the Corporation shall issue and deliver to or upon the written order of the holder of such Preferred Certificate, at the expense of the Corporation, a new certificate covering the number of shares of the Series A Stock, Series B Stock, Series C Stock or Series D Stock, as applicable, representing the unconverted portion of the Preferred Certificate, which new certificate shall entitle the holder thereof to all the rights, powers and privileges of a holder of such shares.
          A.6(c)(i) If a Preferred Stockholder shall surrender more than one share of Preferred Stock for conversion at any one time, then the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of Shares of Preferred Stock so surrendered.
          A.6(c)(ii) No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. The Corporation shall pay a cash adjustment for any such fractional interest in an amount equal to the Current Market Price thereof on the Conversion Date, as determined in accordance with Section A.6(d)(vii) hereof.
          A.6(d) For all purposes of this Part A, the “Conversion Price” with respect to the Series A Stock shall be equal to the Series A Original Purchase Price with respect to each such share of Series A Stock (the “Series A Conversion Price”), the “Conversion Price” with respect to the Series B Stock shall be equal to the Series B Original Purchase Price with respect to each such share of Series B Stock (the “Series B Conversion Price”), the “Conversion Price” with respect to the Series C Stock shall be equal to the Series C Original Purchase Price with respect to each such share of Series C Stock (the “Series C Conversion Price”) and the “Conversion Price” with respect to the Series D Stock shall be equal to the Series D Original Purchase Price (as hereinafter defined) with respect to each such share of Series D Stock (the “Series D Conversion Price”), each subject to adjustment from time to time as follows:
          A.6(d)(i) If the Corporation shall, at any time or from time to time after the Series D Original Issuance Date, issue or sell any shares of Common Stock (which term, for purposes of this Section A.6(d)(i), including all subsections thereof, shall be deemed to include all other securities convertible into, or exchangeable or exercisable for, shares of Common Stock (including, but not limited to, Preferred Stock) or options to purchase or other rights to subscribe for such convertible or exchangeable securities, in each case other than Excluded Stock (as hereinafter defined)), for a consideration per share less than the applicable Conversion Price in effect immediately prior to the issuance of such Common Stock or other securities (a “Dilutive Issuance”), then in each such case the applicable Conversion Price for Preferred Stock in effect immediately prior to each such Dilutive Issuance shall automatically be lowered to a price:
                    (x) equal to the consideration per share with respect to such Dilutive Issuance if such Dilutive Issuance occurs on or prior to December 31, 2006; and
                    (y) determined, if such Dilutive Issuance occurs after December 31, 2006, by multiplying such applicable Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including, without limitation, shares of Common Stock issued or issuable upon conversion of the outstanding Preferred Stock, upon exercise of outstanding Stock options and warrants or otherwise under Section A.6(d)(i)(D)) plus the number of shares of Common Stock that the

13.

aggregate consideration received by the Company for the additional stock so issued would purchase at such applicable Conversion Price as in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including, without limitation, shares of Common Stock issued or issuable upon conversion of the outstanding Preferred Stock, upon exercise of outstanding stock options or otherwise under Section A.6(d)(i)(D)) plus the number of shares of additional stock so issued.
     For the purposes of any adjustment of the applicable Conversion Price pursuant to this Section A.6(d)(i), the following provisions shall be applicable.
          A.6(d)(i)(A) In the case of the issuance of Common Stock in whole or in part for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof, plus the value of any property other than cash received by the Corporation, determined as provided in Section A.6(d)(i)(B) hereof, plus the value of any other consideration received by the Corporation determined as set forth in Section A.6(d)(i)(C) hereof.
          A.6(d)(i)(B) In the case of the issuance of Common Stock for a consideration in whole or in part in property other than cash, the value of such property other than cash shall be deemed to be the fair market value of such property as determined in good faith by the Board, irrespective of any accounting treatment; provided, however, that such fair market value of such property as determined by the Board shall not exceed the aggregate Current Market Price (as defined in Section A.6(d)(vii) hereof) of the shares of Common Stock or such other securities being issued, less any cash consideration paid for such shares, determined as provided in Section A.6(d)(i)(A) hereof and less any other consideration received by the Corporation for such shares, determined as set forth in Section A.6(d)(i)(C) hereof.
          A.6(d)(i)(C) In the case of the issuance of Common Stock for consideration in whole or in part other than cash or property, the value of such other consideration shall be deemed to be the aggregate par value of such Common Stock (or the aggregate stated value if such Common Stock has no par value).
          A.6(d)(i)(D) In the case of the issuance of options or other rights to purchase or subscribe for Common Stock or the issuance of securities by their terms convertible into or exchangeable or exercisable for Common Stock or options to purchase or other rights to subscribe for such convertible or exchangeable or exercisable securities (such convertible, exchangeable or exercisable securities being herein referred to as “Convertible Securities”):
          A.6(d)(i)(D)(1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections A.6(d)(i)(A), (B) and (C) hereof), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the

14.

Common Stock covered thereby (the consideration in each case to be determined in the manner provided in Sections A.6(d)(i)(A), (B) and (C) hereof);
          A.6(d)(i)(D)(2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections A.6(d)(i)(A), (B) and (C) hereof);
          A.6(d)(i)(D)(3) if there is any change in the exercise price of, or number of shares deliverable upon exercise of, any such options or rights or upon the conversion or exchange of any such convertible or exchangeable securities (other than a change resulting from the antidilution provisions thereof), then the Conversion Price shall automatically be readjusted in proportion to such change; provided, however, that no such adjustment shall apply to a prior conversion of Preferred Stock;
          A.6(d)(i)(D)(4) upon the expiration of any such options or rights or the termination of any such rights to convert or exchange such convertible or exchangeable securities, the Conversion Price shall be automatically readjusted to the Conversion Price that would have obtained had such options, rights or convertible or exchangeable securities not been issued; provided, however, that no such adjustment shall apply to a prior conversion of Preferred Stock; and
          A.6(d)(i)(D)(5) no further adjustment of each applicable Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Common Stock upon the exercise of any such rights or options or the conversion of any such Convertible Securities.
          A.6(d)(i)(E) Notwithstanding the foregoing, no adjustment shall be made to the Series B Conversion Price in connection with and to the extent of any issuance of preferred stock to Glaxo Group Limited (or its assignee(s)), or Common Stock issued or issuable upon the conversion thereof, pursuant to the Asset Sale and Purchase and Licensing Agreement, dated as of June 4, 2003.
          A.6(d)(ii) “Excluded Stock” shall mean:
          A.6(d)(ii)(A) Common Stock issued upon conversion of any shares of Preferred Stock;

15.

          A.6(d)(ii)(B) Common Stock issued or issuable to officers, directors or employees of or consultants or independent contractors to the Corporation, pursuant to any written agreement, plan or arrangement, to purchase, or rights to subscribe for, such Common Stock, including Common Stock issued under the Corporation’s 2001 Long-Term Incentive Plan or other equity incentive plan or other agreements that have been approved in form and in substance by the holders of a majority of the voting power of the Series A Stock, Series C Stock and Series D Stock then outstanding, voting together as a single class on an as-converted basis, and which, as a condition precedent to the issuance of such shares, provides for the vesting of such shares and subjects such shares to restrictions on transfers rights of first offer in favor of the Corporation and restricted stock grants to directors, employees or consultants as approved by the Board; provided, however, that the maximum number of shares of Common Stock heretofore or hereafter issuable pursuant to the 2001 Long-Term Incentive Plan and all such agreements, plans and arrangements shall not exceed 12,910,000 shares;
          A.6(d)(ii)(C) Common Stock issued as a stock dividend payable in shares of Common Stock, or capital stock of any class issuable upon any subdivision, recombination, split-up or reverse stock split of all the outstanding shares of such class of capital stock.
          A.6(d)(ii)(D) Common Stock issued or issuable to banks, lenders, landlords or equipment lessors, provided that each such issuance is approved by the Board and the aggregate of any such shares issued or issuable pursuant to this Section A.6(d)(ii)(D) does not exceed one percent (1%) of the Corporation’s shares, calculated on a fully-diluted basis after giving effect to such issuance.
          A.6(d)(ii)(E) Common Stock issued or issuable to third parties in connection with strategic partnerships or alliances, joint ventures or other licensing transactions, provided that each such transaction and related issuance is approved by the Board and the holders of shares representing a majority of the voting power of the Preferred Stock then outstanding (determined as set forth in the second sentence of Section A.5(a) hereof) (the “Strategic Stockholder Vote”), provided, that, the Strategic Stockholder Vote shall not be required if the aggregate of any such shares issued or issuable pursuant to this Section A.6(d)(ii)(E) does not exceed three percent (3%) of the Corporation’s shares, calculated on a fully-diluted basis after giving effect to such issuance.
          A.6(d)(ii)(F) Common Stock issued or issuable upon the conversion or exercise of shares of Preferred Stock and other securities outstanding as of the date hereof.
          A.6(d)(ii)(G) Common Stock issued or issuable pursuant to the acquisition of another corporation or other entity (or its assets) by the Corporation so long as approved by the Board and the holders of shares representing a majority of the voting power of the Preferred Stock then outstanding (determined as set forth in the second sentence of Section A.5(a) hereof) (the “Acquisition Stockholder Vote”), provided, that, the Acquisition Stockholder Vote shall not be required if the aggregate of any such shares issued or issuable pursuant to this
Section A.6(d)(ii)(G) does not exceed three percent (3%) of the Corporation’s shares, calculated on a fully-diluted basis after giving effect to such issuance.

16.

          A.6(d)(ii)(H) Common Stock, the issuance of which is approved by (x) a majority of the then outstanding shares of Preferred Stock and (y) the Required Holders, with such approvals expressly waiving the application of the anti-dilution provisions of this Section A.6 as a result of such issuance.
          A.6(d)(iii) If the number of shares of Common Stock outstanding at any time after the Series D Original Issuance Date (as hereinafter defined) is increased by a stock dividend payable to the holders of Common Stock in shares of Common Stock without a corresponding stock dividend to the holders of Preferred Stock or by a subdivision or split-up of shares of Common Stock without a corresponding division or split-up of shares of Preferred Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the applicable Conversion Price of each share of Preferred Stock shall be appropriately decreased in the form of a Proportional Adjustment (as defined in Section A.7) so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to such increase in outstanding shares.
          A.6(d)(iv) If, at any time after the Series D Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock without a corresponding combination of the Preferred Stock, then, following the record date for such combination, the applicable Conversion Price of each share of Preferred Stock shall be appropriately increased in the form of a Proportional Adjustment so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.
          A.6(d)(v) In the event, at any time after the Series D Original Issuance Date, of any capital reorganization, or any reclassification of the capital stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the powers, designations, preferences and rights, or the qualifications, limitations or restrictions, if any, of the capital stock of the Corporation) or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person (any such transaction, an “Extraordinary Transaction”), then the Corporation shall provide appropriate adjustment in the form of a Proportional Adjustment to the Conversion Price with respect to each share of Preferred Stock outstanding after the effectiveness of such Extraordinary Transaction (and excluding any Preferred Stock redeemed pursuant to Section A.3(f) hereof in connection therewith) such that each share of Preferred Stock outstanding immediately prior to the effectiveness of the Extraordinary Transaction (other than the shares redeemed pursuant to Section A.3(f) hereof) shall be convertible into the kind and number of shares of stock or other securities or property of the Corporation, or of the corporation resulting from or surviving such Extraordinary Transaction, that a holder of the number of shares of Common Stock deliverable (immediately prior to the effectiveness of the Extraordinary Transaction) upon conversion of such share of Preferred Stock would have been entitled to receive upon such Extraordinary Transaction. The provisions of this Section A.6(d)(v) shall similarly apply to successive Extraordinary Transactions.

17.

          A.6(d)(vi) All calculations under this Section A.6(d) shall be made to the nearest one-tenth of a cent ($.001) or to the nearest one-tenth of a share, as the case may be.
          A.6(d)(vii) For the purpose of any computation pursuant to Section A.6(c) hereof or this Section A.6(d), the Current Market Price at any date of one share of Common Stock shall be deemed to be the average of the daily closing prices for the 30 consecutive business days ending on the fifth (5th) business day before the day in question (as adjusted for any stock dividend, split-up, combination or reclassification that took effect during such 30-business-day period) as follows:
          A.6(d)(viii)(A) If the Common Stock is listed or admitted for trading on a national securities exchange, then the closing price for each day shall be the last reported sales price or, in case no such reported sales took place on such day, the average of the last reported bid and asked prices, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading.
          A.6(d)(viii)(B) If the Common Stock is not at the time listed or admitted for trading on any such exchange, then such price as shall be equal to the last reported sale price, or if there is no such sale price, the average of the last reported bid and asked prices, as reported by the National Association of Securities Dealers Automated Quotation System (“Nasdaq”) on such day.
          A.6(d)(viii)(C) If the Common Stock is not at the time quoted on the Nasdaq, then such price shall be equal to the last reported bid and asked prices on such day as reported by the National Quotation Bureau, Inc., or any similar reputable quotation and reporting service, if such quotation is not reported by the National Quotation Bureau, Inc.
          A.6(d)(viii)(D) If the Common Stock is not traded in such manner that the quotations referred to in this Section A.6(d)(viii) are available for the period required hereunder, then the Current Market Price shall be the fair market value of such share, as determined in good faith by a majority of the entire Board.
          A.6(d)(ix) In any case in which the provisions of this Section A.6(d) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any shares of Preferred Stock converted after such record date and before the occurrence of such event the additional shares of capital stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of capital stock issuable upon such conversion before giving effect to such adjustment, and (B) paying to such holder any cash amounts in lieu of fractional shares pursuant to
Section A.6(c)(ii) hereof; provided, however, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

18.

          A.6(d)(x) If a state of facts shall occur that, without being specifically controlled by the provisions of this Section A.6, would not fairly protect the conversion rights of the holders of the Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights.
          A.6(e) Whenever the Conversion Price shall be adjusted as provided in Section A.6(d) hereof, the Corporation shall forthwith file and keep on record at the office of the Secretary of the Corporation and at the office of the transfer agent for the Preferred Stock or at such other place as may be designated by the Corporation, a statement, signed by its President or Chief Executive Officer and by its Treasurer or Chief Financial Officer, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first-class, certified mail, return receipt requested, postage prepaid, or via overnight mail by a nationally-recognized courier, to each Preferred Stockholder at such holder’s address appearing on the Corporation’s records. Where appropriate, such copy shall be given in advance of any such adjustment and shall be included as part of a notice required to be mailed under the provisions of Section A.6(f) hereof.
          A.6(f) In the event the Corporation shall propose to take any action of the types described in Section A.6(d)(i), (iii), (iv) or (v) hereof, or any other Event of Sale, the Corporation shall give notice to each Preferred Stockholder in the manner set forth in Section A.6(e) hereof, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price with respect to the Preferred Stock, and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon each conversion of Preferred Stock. In the case of any action that would require the fixing of a record date, such notice shall be given at least 20 days prior to the record date so fixed, and in the case of any other action, such notice shall be given at least 30 days prior to the taking of such proposed action.
          A.6(g) The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Preferred Stockholder in respect of which such shares of Preferred Stock are being issued.
          A.6(h) The Corporation shall reserve out of its designated but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Preferred Stock sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Preferred Stock.

19.

          A.6(i) All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, not subject to any preemptive or similar rights and free from all taxes, liens or charges with respect thereto created or imposed by the corporation.
          A.6(j) Upon the consummation of a firm commitment underwritten public offering of the Common Stock of the Corporation registered under the Securities Act of 1933, pursuant to which (i) the market capitalization of the Corporation (determined as the product of (x) the price per share to the public of the Common Stock and (y) the number of shares of Common Stock outstanding immediately following such public offering (inclusive of shares of Common Stock to be sold pursuant to such registration statement), is at least $300,000,000, and (ii) the net proceeds to the Corporation are at least $50 million, each share of Preferred Stock then outstanding shall, by virtue of and immediately prior to the closing of such firm commitment public offering and without any action on the part of the holder thereof, be deemed automatically converted into that number of shares of Common Stock in which the Preferred Stock would be convertible if such conversion were to occur at the time of the public offering of Common Stock.
          A.7 Definitions. As used in Section A of this Restated Certificate of Incorporation, the following terms shall have the corresponding meanings:
          Business Day shall mean any day other than a Saturday, Sunday or public holiday in the state where the principal executive office of the Corporation is located.
          Series D Original Issuance Date with respect to any share of Preferred Stock shall mean the date of first issuance by the Corporation of a share of Series D stock.
          Original Purchase Price shall mean, with respect to the Series A Stock, $1.00 per share (the “Series A Original Purchase Price”), with respect to the Series B Stock, $1.25 per share (the “Series B Original Purchase Price”), with respect to the Series C Stock, $1.25 per share (the “Series C Original Purchase Price”), and, with respect to the Series D Stock, $1.80 per share (the “Series D Original Purchase Price”) each subject, for all purposes other than Section A.6 hereof (which provisions shall be applied in a accordance with their own terms), to Proportional Adjustment .
          Proportional Adjustment shall mean an adjustment made to the price of the Preferred Stock upon the occurrence of a stock split, reverse stock split, stock dividend, stock combination, reclassification or other similar change with respect to such security, such that the price of one share of the Preferred Stock before the occurrence of any such change shall equal the aggregate price of the share (or shares or fractional share) of such security (or any other security) received by the holder of the Preferred Stock with respect thereto upon the effectiveness of such change.
20.

     PART B. COMMON STOCK
     B.1 Designation and Amount. The designation of this class of capital stock shall be “Common Stock,” par value $.001 per share (“Common Stock”). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, shall be as set forth in this Part B. The number of designated shares of Common Stock may be increased or decreased (but not below the combined number of shares thereof then outstanding and those reserved for issuance upon conversion of the Preferred Stock) by the affirmative vote of the holders of the majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law. The number of designated shares of Common Stock is 115,000,000.
     B.2. Voting. Except as provided in this Restated Certificate of Incorporation or by applicable law, each Common Stockholder shall be entitled to one vote only for each share of Common Stock held of record on all matters as to which Common Stockholders shall be entitled to vote, which voting rights shall not be cumulative.
     B.3. Other Rights. Each share of Common Stock issued and outstanding shall be identical in all respects with each other such share, and no dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of Preferred Stock and except as may be provided by the laws of the State of Delaware, the Common Stockholders shall have all other rights of stockholders, including, without limitation, (a) the right to receive dividends, when and as declared by the Board, out of assets lawfully available therefor, and (b) in the event of any distribution of assets upon a liquidation, dissolution or winding-up of the affairs of the Corporation or otherwise, the right to receive ratably and equally, together with the holders of the Series A Stock, Series B Stock, Series C Stock and Series D Stock and the holders of outstanding shares or any other class or series of stock, all the assets and funds of the Corporation remaining after the payment to the holders of the Preferred Stock of the specific amounts which they are entitled to receive upon such liquidation dissolution or winding-up of the affairs of the Corporation as provided herein.
ARTICLE 4
REGISTERED AGENT
     The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, (County of New Castle). The name of the registered agent of the Corporation at such address is The Corporation Trust Company.
ARTICLE 5
BOARD OF DIRECTORS
     A. 1. Constitution. Subject to the provisions of Section A.5(d) of Article 3 hereof, the entire Board shall consist of not in excess of seven (7) persons, six of whom shall be Preferred Directors, as defined in Section A.5(b)(i) of Article 3 hereof. Unless and except to the extent that the By-laws of the Corporation otherwise require, the election of directors of the Corporation need not be by written ballot.

21.

     A. 2. Powers. The Corporation shall not take any of the following actions without the approval of the Board:
          (a) Sell, abandon, transfer, lease or otherwise dispose of all or substantially all of the Corporation’s assets.
          (b) Acquire all or substantially all of the assets of another entity.
          (c) Subject to the restrictions set forth in this Restated Certificate of Incorporation, declare or pay any dividend or make any distribution of cash or property or both to holders of shares of capital stock or securities of the Corporation.
          (d) Subject to the restrictions set forth in this Restated Certificate of Incorporation, make any payment on account of the purchase, redemption or other retirement of any share of capital stock of the Corporation, except pursuant to the provisions of stock repurchase agreements between the Corporation and any of its employees and consultants that have been specifically approved by the Board or by the holders of a majority of the outstanding Preferred Stock, voting together as a single class (determined in accordance with Section A.5(a) hereof).
          (e) Merge or consolidate with or into any other entity.
          (f) Voluntarily dissolve, liquidate or wind-up the affairs of the Corporation.
          (g) Alter or change the designations, powers, preferences or rights of the respective series of Preferred Stock.
          (h) Amend or repeal any of the provisions of this Restated Certificate or the By-laws of the Corporation.
          (i) Authorize or issue any additional shares of capital stock of the Corporation or any of its subsidiaries which equals, or may equal upon conversion or otherwise, more than one (1%) percent of the outstanding shares of Common Stock of the Corporation at the time of issuance.
          (j) Adopt, amend or modify (except for immaterial changes) any stock option plan, stock option agreement, restricted stock purchase agreement or stock restriction agreement entered into between the Corporation and its employees, officers, directors, consultants and/or independent contractors.
          (k) Accelerate the vesting schedule or exercise date of any such options or in any such stock option agreement, restricted stock purchase agreement or stock restriction agreement.

22.

          (l) Enter into any financing arrangement in excess of $100,000 including, without limitation, loan agreements, credit lines, letters of credit or capitalized leases.
          (m) Enter into any contract, agreement or license or series of related contracts, agreements or licenses in excess of $100,000, whether in a single disbursement or a series of related disbursements, or for a term in excess of 12 months.
          (n) Enter into or become subject to any agreement which restricts or purports to restrict the Corporation from engaging or otherwise competing in any material aspect of its business anywhere in the world, or which otherwise limits the business in which the Corporation may engage or compete.
          (o) Take any action or enter into any other transaction outside the ordinary course of business or effect any material change in the conduct or operation of the Corporation’s business.
          (p) Enter into any line of business other than the biotechnology business.
          (q) Appoint, terminate or remove the Chief Executive Officer or President or the Chief Financial Officer, Treasurer or
Vice President-Finance.
ARTICLE 6
BY-LAWS
     In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly designated to adopt, amend or repeal the By-laws of the Corporation, subject to the provisions of Section A.5 of Article III hereof.
ARTICLE 7
PERPETUAL EXISTENCE
     The Corporation is to have perpetual existence.
ARTICLE 8
AMENDMENTS AND REPEAL
     Except as otherwise specifically provided in this Restated Certificate of Incorporation, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and to add or insert other provisions designated at such time by the laws of the State of Delaware, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 8.

23.

ARTICLE 9
COMPROMISES AND ARRANGEMENTS
     Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of the Delaware General Corporation Law, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as such court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, then such compromise or arrangement and such reorganization shall, if sanctioned by the court to which such application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.
ARTICLE 10
LIMITATION OF LIABILITY
     No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as director; provided, however, that nothing contained in this Article 10 shall eliminate or limit the liability of a director:
          (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders;
          (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;
          (c) under Section 174 of the General Corporation Law of the State of Delaware; or
          (d) for any transaction from which the director derived improper personal benefit.
     No amendment to or repeal of this Article 10 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

24.

     IN WITNESS WHEREOF, the undersigned has caused this Restated Certificate of Incorporation to be duly executed on behalf of the Corporation on August 17, 2005.

REPLIDYNE, INC.

By:	/s/ Kenneth J. Collins
Kenneth J. Collins
President and Chief Executive Officer
restated certificate of incorporation